INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos.33-74748 and 33-80500) of Uniroyal Technology Corporation on Form S-3, the Registration Statements (Nos. 33-73944, 33-74746, 33-92256 and 33-97250) of
Uniroyal Technology Corporation on Form S-8, and the Registration Statement of Uniroyal Technology Corporation on Form S-8 filed on December 27, 1996 of our reports dated December 20, 1996 (except for the second paragraph of Note 15 as to which the date is January 3, 1997), appearing in the Annual Report on Form 10K/A of Uniroyal Technology Corporation for the year ended September 29, 1996.


/S/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

Tampa, Florida
January 20, 1997